PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of September, 2008, by and between NetView 7, 8 and 10 LLC, a Delaware limited liability company having an office address at 15 Third Avenue, Burlington, Massachusetts 01803 (“Seller”), and Palomar Medical Technologies, Inc., a Delaware corporation having an address of 82 Cambridge Street, Burlington, MA 01803 (“Purchaser”).

WITNESSETH

In consideration of the covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. The Sale.

Upon and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller:

(a) that certain real property situated in Burlington, Middlesex County, Massachusetts, consisting of land and shown as Lot 4A on the Definitive Subdivision Plan (as defined in Section 19 below) and also shown on the plan annexed hereto as Exhibit A and entitled [Layout and Materials Plan] (the “Site Plan”) (as shown on the Definitive Subdivision Plan and the Site Plan, the “Lot”), together with all the rights and appurtenances pertaining thereto, and any right, title and interest of Seller in and to adjacent streets, alleys, and rights-of-way (together with the Lot, the “Real Property”). The Lot is a portion of Lot 4 as shown on the plan recorded with the Middlesex South District Registry of Deeds (the “Registry”) as Plan 672 of 2007 (“Lot 4”); and

(b) all right, title and interest of Seller in and to all studies, surveys, plans, drawings, specifications, reports, contracts, approvals, licenses, permits, certificates, maintenance manuals, warranties, design approvals, special permits and variances relating to the Real Property, if any, and to the extent transferable (“Permit Materials”) (the Real Property and the Permit Materials being collectively referred to as the “Property”).

2. Purchase Price; Deposit.

2.1 Purchase Price. The purchase price for the Property to be paid at closing of title (the “Closing”) is Ten Million Six Hundred Eighty Thousand Dollars ($10,680,000), subject to the terms of Section 19 of this Agreement (the “Purchase Price”).

2.2 Deposit. Two Hundred Fifty Thousand Dollars and 00/100 Dollars ($250,000.00) (the “Deposit”) shall be paid by Purchaser to Land America (the “Title Company”) as escrow holder by wire transfer of immediately available federal funds directly to the account designated by Title Company, within one (1) Business Day following the date on which this Agreement is executed by both parties (the “Effective Date”). Failure by Purchaser timely to pay the Deposit shall render this Agreement null and void. The balance of the Purchase Price, as adjusted for prorations and apportionments as herein provided, shall be paid to Seller at Closing by wire transfer of immediately available federal funds (such funds, the “Closing Funds”). The Closing shall take place through escrow with the Title Company (with Purchaser transferring the Closing Funds to the Title Company and the Title Company disbursing such funds to an account designated by Seller in accordance with the terms hereof). The Deposit, together with the accrued interest, shall be credited to Purchaser’s payment of the Purchase Price at the Closing.

The Deposit shall be held by the Title Company in accordance with the following terms and conditions:

(a) The Deposit shall be invested by the Title Company in an interest-bearing account at a bank or other financial institution reasonably satisfactory to each of Seller and Purchaser.

(b) Except as otherwise specifically directed in this Agreement, the Title Company shall deliver the Deposit to Seller or Purchaser promptly after receiving a joint notice from Seller and Purchaser directing the disbursement of the same, such disbursement to be made in accordance with such direction. If the Title Company receives notice from only Purchaser or only Seller that the party giving such notice is entitled to the Deposit, which notice shall describe with reasonable specificity the reasons for such entitlement, then the Title Company shall (i) promptly give notice to the other party of the Title Company’s receipt of such notice and enclosing a copy of such notice and (ii) subject to the provisions of the following paragraph which shall apply if a conflict arises, on the seventh (7th) day after the giving of the notice referred to in clause (i) above, deliver the Deposit to the party claiming the right to receive it. Notwithstanding any other provision of this Section 2.2, after receiving a notice solely from Purchaser prior to the expiration of the Review Period (as defined in Section 20 of this Agreement) that Purchaser is entitled to the Deposit, the Title Company shall promptly disburse the Deposit to Purchaser.

(c) In the event that the Title Company shall be uncertain as to its duties or actions hereunder or shall receive instructions or a notice from Purchaser or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of the Title Company, are in conflict with any of the provisions of this Agreement, the Title Company shall be entitled to take any one or more of the following courses of action:

(i) Hold the Deposit as provided in this Agreement and decline to take any further action until the Title Company receives a joint written direction from Purchaser and Seller or any order of a court of competent jurisdiction directing the disbursement of the Deposit, in which case the Title Company shall then disburse the Deposit in accordance with such direction;

(ii) In the event of litigation between Purchaser and Seller, deliver the Deposit to the clerk of any court in which such litigation is pending; or

(iii) Deliver the Deposit to a court of competent jurisdiction and therein commence an action for interpleader, the cost thereof to the Title Company to be borne by whichever of Purchaser or Seller does not prevail in the litigation.

(d) The Title Company shall not be liable for any action taken or omitted in good faith and without negligence and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and it may rely, and shall be protected in acting or refraining from acting in good faith reliance upon an opinion of counsel and upon any directions, instructions, notice, certificate, instrument, request, paper or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties. In no event shall the Title Company’s liability hereunder exceed the aggregate amount of the Deposit. The Title Company shall be under no obligation to take any legal action in connection with the Deposit or this Agreement or to appear in, prosecute or defend any action or legal proceedings which would or might, in its sole opinion, involve it in cost, expense, loss or liability unless, in advance, and as often as reasonably required by it, the Title Company shall be furnished with such security and indemnity as it finds reasonably satisfactory against all such cost, expense, loss or liability. Notwithstanding any other provision of this Agreement, Purchaser and Seller jointly indemnify and agree to hold harmless the Title Company against any loss, liability or expense incurred without bad faith and without negligence on its part and arising under the terms of this Agreement, including the cost and expense of defending itself against any claim of liability.

(e) The Title Company shall not be bound by any modification to this Section 2.2 unless the same is in writing and signed by Purchaser, Seller and the Title Company. From time to time on or after the date hereof, Purchaser and Seller shall deliver or cause to be delivered to the Title Company such further documents and instruments required hereunder, or cause to be done such further acts as the Title Company may reasonably request (it being understood that the Title Company shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance with this Agreement or to assure itself that it is protected in acting hereunder.

(f) The Title Company shall serve hereunder without fee for its services as escrow agent, but shall be entitled to reimbursement for expenses incurred hereunder, which expenses shall be paid and borne equally by Purchaser and Seller, unless such expenses are associated with litigation between Purchaser and Seller, in which event they shall be borne by the party that does not prevail in the litigation. The Title Company agrees that it will not seek reimbursement for the services of its employees or partners, but only for its actual and reasonably incurred out-of-pocket expenses not to exceed $1,000.00.

(g) The Title Company shall be entitled to rely upon the authenticity of any signature and the genuineness and validity of any writing received by the Title Company relating to this Agreement. The Title Company may rely upon any oral identification of a party notifying the Title Company orally as to matters relating to this Agreement if such oral notification is permitted thereunder. The Title Company is not responsible for the nature, content, validity or enforceability of any of the escrow documents except for those documents prepared by the Title Company.

(h) The Title Company may, at its sole discretion, resign by giving thirty (30) days’ prior written notice thereof to the parties hereto. In the event of such resignation, the parties shall furnish to the Title Company written instructions for the release of the escrow funds and escrow documents. If the Title Company shall not have received such written instructions within the thirty (30) days, the Title Company may petition any court of competent jurisdiction for the appointment of a successor escrow agent and upon such appointment deliver the escrow funds and escrow documents to such successor. Costs and fees incurred by the Title Company may (at the option of the Title Company), be deducted from any funds held pursuant hereto.

(i) The Title Company executes this Agreement solely for the purpose of consent to, and agreeing to be bound by the provisions of this Section 2.2, and to the extent applicable to the Title Company.

3. Condition of Title.

3.1 Initial Review of Title and Survey. Prior to the Effective Date Purchaser has obtained an ALTA Preliminary Commitment for Title Insurance effective as of 4:30 p.m. on December 21, 2007 issued by the Title Company (the “Title Commitment”). Subject to Seller’s compliance with the Requirements set forth in Schedule B - Section 1 of the Title Commitment, including, without limitation, satisfaction of No. 13 of said Schedule B - Section 1, by discharge, partial release or, in the case of mechanic’s liens by bonding, (the “Required Title Actions”), Purchaser accepts the status of title reflected in the Title Commitment as of the effective date thereof.

Within thirty (30) days after the Final Plan (as hereinafter defined) is received by Purchaser, Purchaser shall have the right to obtain an ALTA survey with respect to the Lot (the “ALTA Survey”). Purchaser shall be deemed to have accepted the status of those matters reflected in the ALTA Survey as of the date thereof unless Purchaser provides notice to Seller on or before the date that is ten (10) days after the date on which Purchaser receives the ALTA Survey setting forth any objections to any matter(s) shown on the ALTA Survey.

3.2 Permitted Exceptions. The following are the “Permitted Exceptions”:

(a) Those matters listed as Schedule B, Section 2 on the Title Commitment other than the Required Title Actions;

(b) All other matters of record as of the effective date of the Title Commitment not shown on the Title Commitment;

(c) All matters shown on the ALTA Survey and not objected to by Purchaser as provided herein;

(d) The lien for such taxes as will not be, as of the Closing Date, due and payable, and for municipal betterments assessed after the Closing Date;

(e) All federal, state and local laws, statutes, ordinances, rules and regulations affecting or in any way relating to any of the Property, including, without limitation and by way of illustration only, all legal requirements involving the development, construction, occupancy and use of the Property, all environmental laws, all laws regulating use or development of wetlands areas, the Americans with Disabilities Act, and the Occupational Safety and Health Act of 1970, as amended from time to time, and similar federal, state and local requirements;

(f) Any easements, and cross easements, for the Proposed Project or the development of the Master Property (as defined in Section 19 below), provided that such easement and cross easements which affect the Lot or the Proposed Project shall be subject to the approval by Purchaser (such approval not to be unreasonably withheld or delayed) including without limitation the Park Covenants (as defined in Section 19 below); and

(g) All matters resulting from Purchaser’s exercise of its rights under this Agreement, including without limitation the Approvals (as defined in Section 19 below).

3.3 Unpermitted Exceptions. All matters affecting title to the Property, and all survey matters affecting the Property, other than those matters expressly included as Permitted Exceptions pursuant to Section 3.2 are collectively referred to herein as “Unpermitted Exceptions.” During the term of this Agreement, Seller shall not encumber the Lot except as provided in this Agreement, or except as required by the Approvals, or except for encumbrances that will be discharged or partially released at Closing. In addition to satisfaction, delivery, or discharge, as applicable, of the Required Title Actions, at or prior to the Closing, Seller shall discharge, partially release, or cure, as applicable, all Unpermitted Exceptions or have such Unpermitted Exceptions bonded over to the Title Company’s reasonable satisfaction which arise subsequent to the date of the Title Commitment; provided, however that Seller shall not be obligated to expend in excess of Two Hundred Thousand and 00/100 Dollars ($200,000.00) in the aggregate, which amount shall include, without limitation, the payment of any attorneys’ fees or expenses or title insurance premiums, fees or expenses, to cure Unpermitted Exceptions other than any of the following (which Seller shall cure on or before the Closing Date): (i) mortgages or related security documents or similar encumbrances given to secure indebtedness for money borrowed, or (ii) taxes and assessments due and payable as of the Closing Date (collectively, “Monetary Encumbrances”). Notwithstanding the preceding sentence, if in the reasonable judgment of Seller’s counsel it is substantially unlikely that the Unpermitted Exceptions (excluding the Monetary Encumbrances) can be cured even by the expenditure of Two Hundred Thousand and 00/100 Dollars ($200,000.00), then Seller need not make such expenditure and the provisions of Section 4.3(b) shall apply. Seller shall be entitled to use the proceeds of the sale of the Property to effect any discharge, bonding over or cure made pursuant to this Section 3.3.

3.4 Non-Disturbance Agreement. Seller shall use commercially reasonable efforts to obtain from Bank of America, N.A., the existing lender holding a mortgage secured by Lot 4 (the “Lender”), within thirty (30) days of the date of this Agreement, a Non-Disturbance Agreement in form reasonably acceptable to Buyer (the “NDA”). The NDA will provide that in the event of a foreclosure of the mortgage, Lender shall (i) recognize Purchaser’s rights under this Agreement, and (ii) convey title to the Property to Purchaser in accordance with the terms of this Agreement, provided, however, Lender shall have no obligation to obtain the Subdivision Approvals or the Approvals.

4. Conditions Precedent to Closing; the Closing.

4.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All of Seller’s representations and warranties set forth in Section 6 and Section 7.1 shall be true and correct in all material respects as of the Closing, and all covenants and agreements of Seller made in this Agreement shall have been fulfilled.

(b) Each item or instrument to be delivered by Seller described in Section 4.5 below is delivered at the Closing.

(c) The Approvals shall have been Obtained (as hereinafter defined) pursuant to the provisions of Section 19 below.

(d) The Final Development Budget shall have been approved by Seller and Purchaser pursuant to the provisions of Section 19 below.

(e) The Title Company shall be unconditionally prepared to issue to the Purchaser an owner’s policy of title insurance based on the Title Commitment, insuring clear and marketable title to the Real Property subject only to the Permitted Exceptions.

(f) The Park Covenants (as hereinafter defined) shall have been recorded with the Middlesex South District Registry of Deeds.

4.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All of Purchaser’s representations and warranties set forth in Section 6 and Section 7.2 shall be true and correct in all material respects as of Closing and all covenants and agreements of Purchaser made in this Agreement shall have been fulfilled; provided, however, that if Purchaser shall have assigned this Agreement in accordance with Section 16, such assignee(s) shall make with respect to itself or themselves the representations set forth in Section 7.2, adjusted, as appropriate, to reflect the nature of the legal entity of such assignee and the laws under which it is governed; and

(b) Each item or instrument to be delivered by Purchaser described in Section 4.6 below is delivered at the Closing.

4.3 The Closing and Closing Deliveries.

(a) The Closing shall take place through the Title Company, at 10:00 a.m. at the offices of Purchaser’s counsel, Riemer & Braunstein LLP, 7 New England Executive Park, Burlington, Massachusetts 01803, on that date which is thirty (30) days after the earlier to occur of (i) the date the Approvals are Obtained, or (ii) the Approval Contingency Date, as defined in Section 19.4 of this Agreement (the “Closing Date”); but in no event shall the Closing Date be later than February 27, 2009. If Purchaser so requests, Purchaser may, by written notice to Seller given no less than one (1) Business Day prior to the Closing Date, cause the Closing to take place at the offices of Purchaser’s lending institution or of such lending institution’s counsel within the City of Boston. All documents to be delivered at the Closing and all payments to be made as specified in Sections 4.5 and 4.6, inclusive, shall be delivered to the Title Company on the Closing Date, in escrow, pending delivery of possession of the Property in conformance with this Agreement, upon which delivery, and confirmation from the Title Company that it is unconditionally prepared to issue a title policy consistent with the provisions of Section 3 hereof, and in any event upon the Purchaser’s payment of all premiums and charges required therefor, all instruments and funds shall then be delivered out of escrow, provided that in no event shall such escrow continue beyond 5:00 p.m. on the Business Day next following the Closing Date. Purchaser and/or Purchaser’s agents shall be entitled to inspect the Property prior to the Closing in order to determine whether the condition thereof complies with the terms of this Agreement.

(b) If on the Closing Date the title to the Property or any survey matter with respect to the Property does not conform to the requirements of Section 3, then the Closing Date shall automatically be extended for a period of thirty (30) days (the “Extended Closing Date”) in order to permit Seller to (i) remove any Unpermitted Exceptions which are Monetary Encumbrances and (ii) use reasonable efforts (subject to the limitations provided in Sections 3.1 and 3.3) to remove other such Unpermitted Exceptions. If by the Extended Closing Date Seller, having used such reasonable efforts, shall have failed so to remove such Unpermitted Exceptions which are other than Monetary Encumbrances, all as herein provided, then Purchaser shall have the remedies provided in Section 13.1.

(c) The acceptance of transfer of title to the Property by Purchaser (or its assignee), shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the express terms hereof, to be performed after or are to survive the Closing.

4.4 Possession. At Closing Seller shall deliver full possession of the Real Property free of all tenants and occupants, such Real Property to be then in the same condition as on the date of this Agreement with the following exceptions: (i) ordinary wear and tear; and (ii) subject to the provisions of Section 14, as affected by any Taking (as hereinafter defined).

4.5 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, the following (collectively, “Seller’s Deliveries”):

(a) Two (2) duly executed and acknowledged counterpart originals of a Massachusetts statutory form of Quitclaim Deed (the “Deed”), substantially in the form annexed hereto as Exhibit C, conveying to Purchaser title in fee simple to the Real Property, subject only to the Permitted Exceptions.

(b) Four (4) duly executed counterpart originals of a General Instrument of Transfer, substantially in the form annexed hereto as Exhibit D (the “General Instrument of Transfer”), assigning the matters described therein, including without limitation Seller’s interests in the Permit Materials and the Approvals.

(c) Four (4) duly executed and counterpart originals of an Assignment and Assumption Agreement, substantially in the form annexed hereto on Exhibit E (the “Assignment and Assumption Agreement”) assigning the Environmental Indemnity Agreement as defined in and pursuant to the provisions of Section 8.3(e) below as it relates to the Real Property

(d) An original affidavit sworn to by Seller, substantially in the form annexed hereto as Exhibit F, stating under penalties of perjury that Seller is not a foreign person as defined in Internal Revenue Code Section 1445 and stating Seller’s United States taxpayer identification number.

(e) Seller shall either deliver to Purchaser or make available to Purchaser at the Real Property originals (or copies thereof if originals are not available) of all documents and materials assigned pursuant to the General Instrument of Transfer which it may have in its possession to the extent same has not been previously delivered to Purchaser under Section 19 hereof. To the extent that such materials cannot be delivered at Closing, Seller shall deliver such materials to Purchaser within a reasonable time after the Closing and the same shall not delay the Closing or be deemed a failure of Seller to meet a condition to Closing.

(f) An original certificate, substantially in the form annexed hereto as Exhibit G, certifying all of Seller’s representations and warranties as contained herein are true and correct in all material respects as of the Closing.

(g) Such evidence (such as limited liability company resolutions, corporate resolutions or partnership authorizations and certified limited liability company, corporate or partnership organizational documents) as are reasonably required by Purchaser or the Title Company to evidence the existence, good standing, qualification to do business and authority of Seller and the authorization of the sale of the Property by Seller and the delivery by Seller of all of the Closing documents required by this Agreement.

(h) Such standard form affidavits and indemnities as the Title Company may reasonably require, including without limitation so-called “gap” indemnity, in order (i) to omit from the title policy issued to Purchaser at Closing exceptions for parties in possession and mechanic’s liens, and (ii) to insure title to the Real Property as of the Closing but prior to the recording of the conveyance documents.

(i) Evidence of payment in full of the commission due to the Named Broker, as defined in Section 6 below, or payment of such commission at Closing by way of a debit to Seller on the Closing Statement and instruction to the Title Company to pay such amount.

(j) A so-called Reliance Letter from Sleeman Hanley & DiNitto, Inc. with respect to the Environmental Report as hereinafter defined.

(k) Four (4) executed counterpart originals of the Excess Costs Escrow Agreement as defined and further described in Section 19 below.

(l) Four (4) executed counterpart originals of the Construction Management Agreement as defined and further described in Section 19 below.

(m) Four (4) executed counterpart originals of the Closing Statement (as hereinafter defined).

(n) One (1) original of the Final Plan (as defined in Section 19.1 below).

(o) One (1) original Design Certificate (as defined in Section 19.3 below).

4.6 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller or to the party otherwise indicated the following:

(a) The Closing Funds shall be paid by wire transfer of immediately available federal funds directly to the Title Company, to the account or accounts designated by the Title Company.

(b) Four (4) executed original certificates, substantially in the form annexed hereto as Exhibit H, certifying all of Purchaser’s representations and warranties as contained herein are true and correct in all material respects as of the Closing.

(c) Four (4) duly executed and acknowledged counterpart originals of the General Instrument of Transfer.

(d) Four (4) duly executed and acknowledged counterpart originals of the Assignment and Assumption Agreement.

(e) Such documents (such as limited liability company resolutions, corporate resolutions or partnership authorizations and certified limited liability company, corporate or partnership organizational documents) as are reasonably required by Seller or the Title Company evidencing existence, good standing, qualification to do business and authority of Purchaser and the authorization of the purchase of the Property by Purchaser and the delivery by Purchaser of all of the closing documents required by this Agreement.

(f) Four (4) executed counterpart originals of the Excess Costs Escrow Agreement as defined and further described in Section 19 below.

(g) Four (4) executed counterpart originals of the Construction Management Agreement as defined and further described in Section 19 below.

(h) One signed copy of the Construction Contract between Purchaser and the general contractor for the construction of the Initial Phase as further described in Section 19 below.

(i) Four (4) executed counterpart originals of the Closing Statement.

5. Apportionments.

The following are to be apportioned as of the Closing Date in accordance with local custom, with said date being a day of income and expense to Purchaser, and the same shall be reflected on a closing statement (the “Closing Statement”) executed by Seller and Purchaser at the Closing:

5.1 Taxes.

(a) Taxes shall be paid on the basis of the fiscal year for which assessed, and shall be prorated based upon a 365 day year, for the actual number of days involved. Seller and Purchaser acknowledge that the Real Property may not be a separate tax parcel on the Closing Date. The apportionment of taxes shall be calculated by assigning to the Real Property a percentage (calculated by dividing the area of the Lot by the total area of Lot 4) (the “Allocated Portion”) of the aggregate amount of real estate taxes assessed (with respect to land only, i.e., expressly excluding any taxes assessed with respect to any buildings or improvements unless such building(s) or improvements have been constructed by or on behalf of Purchaser) by the Town of Burlington on Lot 4 (the “Tax Parcel”). If the Closing Date shall occur before the real property tax rate for the then current fiscal year is fixed, the apportionment of taxes shall be made on the basis of the taxes assessed for the preceding fiscal year. After the real property taxes are finally fixed for the fiscal year in which the Closing Date occurs, Seller and Purchaser shall make a recalculation of the apportionment of such taxes, and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation.

(b) Until the Real Property is assessed as a separate tax parcel, Seller shall promptly pay all taxes that become due and payable from time to time with respect to the Tax Parcel, and Purchaser shall reimburse Seller for the Allocated Portion of all real estate taxes assessed (with respect to the Lot only, i.e., expressly excluding any taxes assessed with respect to any buildings or improvements unless such building(s) or improvements have been constructed by or on behalf of Purchaser) on the Tax Parcel. The provisions of this Section 5.1(b) shall survive the Closing.

5.2 Permit Fees. Annual license, permit and inspection fees with respect to the Approvals transferred to Purchaser hereunder.

5.3 Tax Credits. The tax credits approved by the Town of Burlington affecting the Lot or otherwise affecting the development and construction of the Improvements, including without limitation under the tax increment financing agreement with the Town of Burlington approved on June 9, 1997 (the “TIF Agreement”), shall accrue to the benefit of Purchaser with respect to the Lot, with Seller retaining the balance of the tax credits, if any, for Seller’s Remaining Property, the Master Property (both as hereinafter defined) or other properties owned by Seller, provided that Purchaser alone shall be entitled to any credits or benefits resulting directly from the development of the Improvements and/or the Proposed Project, including, without limitation, any local personal property tax exemption arising out of or relating to the Improvements or the personal property of Purchaser located on the Lot. Seller and Purchaser shall cooperate and use best efforts to continue the applicability of the TIF Agreement to the Lot, the Improvements, and the Proposed Project.

5.4 Use of Closing Funds. Seller shall have the right to discharge, from out of the Closing proceeds, any lien capable of being discharged by the payment of an ascertainable sum, including without limitation any Monetary Encumbrances which Seller is obligated to discharge, in which event the total sum of money required to discharge said lien or liens, as evidenced either by a written payoff statement or by other evidence satisfactory to the Title Company, shall be reflected on the Closing Statement.

5.5 Other Items. All other items of revenue or expense customarily apportioned in connection with the sale of similar properties similarly located (it being acknowledged that insurance will not be so prorated, Seller will cancel at Closing any existing insurance policies that it maintains and Purchaser shall procure its own insurance at Closing).

5.6 Correction of Errors. In the event that any arithmetic or other like errors shall have been made in the computation of any pro-rations or adjustments under this Section 5, Seller and Purchaser agree to cooperate in making appropriate adjustments as a result of any such errors, which adjustments shall be made no later than one (1) month after the Closing. Such time limitation shall not limit the time within which the recalculation of the apportionment of taxes under Section 5.1 shall be made.

5.7 Survival. The provisions of this Section 5 shall survive the Closing.

6. Brokerage Commissions.

Purchaser represents and warrants that Purchaser has not dealt with any broker in connection with the purchase of the Property except the Named Broker (as defined below). Purchaser will indemnify and hold harmless Seller from and against any and all claims, loss, liability, cost, and expense (including reasonable attorney’s fees) resulting from any claim that may be made against Seller by any broker or other person (except for the Named Broker) claiming a commission, fee, or other compensation by reason of the transaction contemplated by this Agreement, if the same shall arise by or on account of any act of Purchaser or Purchaser’s representatives. Seller represents and warrants that Seller has not dealt with any broker in connection with the sale of the Property to Purchaser except Jones Lang LaSalle and FHO/DTZ (collectively, the “Named Broker”). If the Closing occurs hereunder (but not otherwise), Seller shall pay the Named Broker a commission pursuant to separate agreements between Seller and the Named Broker. Seller will indemnify and hold harmless Purchaser from and against any and all claims, loss, liability, cost, and expense (including reasonable attorney’s fees) resulting from any claim that may be made against Purchaser by any broker claiming a commission, fee, or other compensation by reason of the transaction contemplated by this Agreement, if the same shall arise by or on account of any act of Seller or Seller’s representatives; provided, however, that upon written notice by either party to the other, each of Seller and Purchaser shall have the right to provide for its own defense of any such claims, losses, or liabilities, at the cost and expense (including reasonable attorney’s fees) of the other party.

The representations made by Seller and Purchaser in this Section 6 shall survive the Closing or any earlier termination of this Agreement.

7. Representations and Warranties.

7.1 Seller’s Representations and Warranties. Seller represents and warrants that:

(a) Seller has no actual knowledge of any threatened or pending Taking affecting the Real Property;

(b) On the Closing Date there will be no contracts, agreements or understandings, oral or written, with any person made by or on behalf of Seller relating to the Property that would be binding upon Purchaser by virtue of its succession to the interest of Seller in the Property, except the terms and conditions of the Permitted Exceptions and the Approvals;

(c) To Seller’s knowledge, except to the extent, if at all, set forth in any Permitted Exceptions, there are no options, purchase contracts or other agreements, written or oral, whereby any person could claim a right, title or interest in the Property or any portion thereof by or through Seller;

(d) There are no consents or approvals of any third persons, or any federal, state or local governmental authorities, including, without limitation, any internal board of directors or other approval process, that are required in connection with the performance by Seller of its obligations under this Agreement, other than such of the foregoing as have been obtained or will be obtained by the Closing Date;

(e) Seller is a Delaware Limited Liability Company duly and validly organized, existing and in good standing under, and governed by the laws of the State of Delaware and is duly qualified to transact business in the Commonwealth of Massachusetts, and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and to enter into and perform this Agreement and to carry out the transactions contemplated hereby;

(f) Seller has duly authorized the execution, delivery, and performance of this Agreement, and such execution, delivery and performance by Seller of this Agreement will not result in a breach of, violate any term or provision of, or constitute a default under, the organizational documents of Seller or any other agreement by which Seller is bound;

(g) Performance of this Agreement will not result in a breach of, constitute a default under, or result in the imposition of a lien or encumbrance upon the Property under any agreement instrument, covenant, restriction, or corporate organizational documents by which Seller or the Property is bound, and Seller is not prohibited from consummating the transactions contemplated herein by any law or regulation, agreement, instrument, restriction, order or judgment;

(h) No bankruptcy or insolvency proceeding under the Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Seller is pending and no such filing is contemplated by Seller, or, to Seller’s knowledge, threatened;

(i) There is no outstanding, or, to the Seller’s knowledge, threatened judgment, order, decree, litigation, claim or proceeding before any court, commission, agency or other administrative authority (collectively, “Litigation”) which could affect the Property, Seller’s title to the Property or Seller’s ability to consummate the transaction contemplated by this Agreement;

(j) Seller is not a "foreign person" within the meaning of § 1445 of the Internal Revenue Code; and

(k) To Seller’s knowledge Seller has received no written notice or citation from any federal, state, county or municipal authority alleging any fire, health, safety, building pollution, environmental, zoning, or other violation of any law, code, regulation, ordinance, permit, order or directive in respect of the Real Property or any part thereof, which has not been corrected to the satisfaction of the issuing authority.

As used in this Section 7.1, the term “knowledge” with respect to Seller shall mean the actual, conscious, not constructive or imputed, knowledge of Peter C. Nordblom and Steve Logan and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, member, manager, employee or representative of Seller or of any affiliate of Seller. None of the foregoing persons has made any independent investigation of the matters being represented and warranted, any inquiry of any other person or persons, nor any search or examination of any files, records, books, or correspondence or the like.

7.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants that:

(a) Purchaser is a corporation duly and validly organized, existing and in good standing under, and governed by the laws of the State of Delaware and is duly qualified to transact business in the Commonwealth of Massachusetts, and Purchaser has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and to enter into and perform this Agreement and to carry out the transactions contemplated hereby;

(b) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Purchaser is required in connection with the execution and delivery of this Agreement or its purchase of the Property, except that Palomar will file an executed copy of this Agreement with the Securities and Exchange Commission (SEC).

(c) Purchaser has duly authorized the execution, delivery, and performance of this Agreement, and such execution, delivery and performance by Purchaser of this Agreement will not result in a breach of, violate any term or provision of, or constitute a default under, Purchaser’s corporate organizational documents or any other agreement by which Purchaser is bound;

(d) No bankruptcy or insolvency proceeding under the Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Purchaser is pending and no such filing is contemplated by Purchaser, or, to Purchaser’s knowledge, threatened; and

(e) There is no outstanding, or, to the Purchaser’s knowledge, threatened Litigation which could affect Purchaser’s ability to consummate the transaction contemplated by this Agreement.

As used in this Section 7.2, the term “knowledge” with respect to Purchaser shall mean the actual, conscious, not constructive or imputed, knowledge of Louis P. Valente and shall not be construed to refer to the knowledge of any partner, officer, director, agent, member, manager, employee or representative of Purchaser, or of any affiliate of Purchaser. The foregoing person has not made any independent investigation of the matters being represented and warranted, any inquiry of any other person or persons, nor any search or examination of any files, records, books, or correspondence or the like.

7.3 Restatement at Closing; Survival. The representations and warranties made by Seller in Section 7.1 and by Purchaser in Section 7.2 are true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects and deemed repeated as of the Closing. Said representations or warranties shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect for a period of six (6) months after the Closing (the “Survival Period”), and shall be binding upon and inure to the benefit of the parties hereto, their successors in interest and assigns; provided, however, that neither Seller nor Purchaser, as applicable, shall have any liability or other obligation with respect to any such representation or warranty herein contained unless prior to the expiration of the Survival Period the party seeking to assert liability under any such representation or warranty shall have notified the other party hereto in writing setting forth specifically the representation or warranty allegedly breached, a description of the alleged breach in reasonable detail and a proposed remedy. All liability or other obligation of either party hereto under any such representation or warranty shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered as contemplated within the Survival Period, or, if such notice is given within the Survival Period, unless suit on the claim described in such notice is commenced within nine (9) months following the Closing.

7.4 Waiver. If either Seller or Purchaser shall proceed to Closing with actual knowledge of any matter which is in conflict with any of the representations and warranties made in this Agreement by the other party, they shall be deemed to have waived such representations and warranties to the extent inconsistent with such actual knowledge.

7.5 Claim Limitation. Notwithstanding anything to the contrary contained herein, Purchaser shall not assert any claim or claims against Seller for breach of any representation or warranty made by Seller in this Agreement, and Seller shall not assert any claim or claims against Purchaser for breach of any representation or warranty made by Purchaser in this Agreement, as the case may be, unless and until the aggregate of such party's claim or claims thereunder exceeds Twenty Thousand and 00/100 Dollars ($20,000.00).

7.6 Seller’s Liability Cap. The aggregate liability of Seller for breach of any representation or warranty made by Seller in Section 7.1 hereof, or otherwise in this Agreement, shall not exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Seller’s Liability Cap”). With respect to all claims against Seller for breach of any representation or warranty made by Seller, Purchaser shall not have any further right, claim or recourse against Seller in excess of the Seller’s Liability Cap, and Purchaser waives any right or claim against Seller with respect to any breach of any representation or warranty made by Seller other than a right or claim limited to the Seller’s Liability Cap as aforesaid.

8. Merger of All Prior Understandings; Condition of Property.

8.1 Merger of All Prior Understandings. It is understood and agreed that all understandings and agreements heretofore had between Seller and Purchaser with respect to the subject matter of this Agreement and the transaction contemplated herein, including without limitation that certain letter of intent dated November 8, 2007 between Seller and Purchaser, are merged in this Agreement, which alone fully and completely expresses their agreement, neither party relying upon any statement or representation, not embodied in this Agreement, made by the other.

8.2 Condition of Property. Except as otherwise expressly provided in this Agreement, Purchaser shall accept the Property at the Closing in its “AS IS”, “WHERE IS” condition with all faults as of the Closing Date. Purchaser agrees that, except as expressly set forth in this Agreement, Seller shall not be liable for any latent or patent defects in the Property, and shall not be bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set-ups or other information pertaining to the Property made, furnished or claimed to have been made or furnished by Seller or any other person or entity, including, without limitation any partner, member, manager, shareholder, employee, agent, broker, attorney or other person representing or purporting to represent or act on behalf of Seller, whether orally or in writing. Purchaser acknowledges that neither Seller nor any partner, member, manager, shareholder, employee, agent, broker, attorney or other person representing or purporting to represent or act on behalf of Seller has made any oral or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in this Agreement, and, in particular, that no such representations and warranties have been made with respect to the physical or environmental condition or operation of the Property, the layout or footage of the Property, the actual or projected revenue and expenses of the Property, zoning, environmental, and other laws, regulations and rules applicable to the Property, or the compliance of the Property therewith, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or relating to the Property or the transactions contemplated hereby, except as specifically set forth in this Agreement. Purchaser has not relied and is not relying upon any representations or warranties, other than the representations and warranties expressly set forth in this Agreement, or upon any statements made in any informational materials with respect to the Property provided by Seller or any other person or entity, including without limitation any partner, member, manager, shareholder, employee, agent, broker, attorney or other person representing or acting or purporting to represent or act on behalf of Seller. IN ADDITION TO, AND WITHOUT LIMITATION OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, TITLE, MARKETABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE OF THE PROPERTY OR ANY COMPONENT THEREOF, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY AND EACH COMPONENT THEREOF ARE SOLD IN AN “AS IS”, “WHERE IS” CONDITION, WITH ALL FAULTS. BY EXECUTING THIS AGREEMENT, EXCEPT AS SET FORTH IN THIS AGREEMENT AND AS INCIDENT TO THE SELLER’S OBLIGATION TO OBTAIN THE APPROVALS, PURCHASER AFFIRMS AND AGREES THAT (A) PURCHASER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY OR ANY COMPONENT THEREOF FOR ANY PARTICULAR PURPOSE, (B) SELLER MAKES NO WARRANTY THAT THE PROPERTY OR ANY COMPONENT THEREOF ARE FIT FOR ANY PARTICULAR PURPOSE, AND (C) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PROPERTY OR ANY COMPONENT THEREOF. PURCHASER HAS BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY AND EACH COMPONENT THEREOF AND HAS DETERMINED TO PURCHASE THE PROPERTY AND EACH COMPONENT THEREOF BASED ON SUCH INSPECTION. PURCHASER FURTHER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT NEITHER SELLER NOR ANY PARTNER, MEMBER, MANAGER, SHAREHOLDER, EMPLOYEE, AGENT, BROKER, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER HAVE MADE OR WILL MAKE ANY ORAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION, INCLUDING WITHOUT LIMITATION THE CONTENTS OF SELLER’S BOOKS AND RECORDS, CONTRACTS, AGREEMENTS, ANY PROPERTY CONDITION REPORTS, ENGINEERING REPORTS, PHYSICAL CONDITION SURVEYS, ENVIRONMENTAL REPORTS, FEASIBILITY STUDIES, INFORMATIONAL BROCHURES WITH RESPECT TO THE PROPERTY, RENT ROLLS OR INCOME AND EXPENSE STATEMENTS, OR ANY OTHER MATERIALS PREPARED BY THIRD PARTIES WHICH SELLER OR ITS REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER IN CONNECTION WITH THE PROPERTY AND PURCHASER ACKNOWLEDGES THAT ANY SUCH MATERIALS, DATA AND OTHER INFORMATION DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER ARE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONLY AND EXPRESSLY ACKNOWLEDGES THAT PURCHASER HAS ASSUMED THE RISK OF RELYING UPON ANY SUCH MATERIALS, DATA AND OTHER INFORMATION.

8.3 Environmental Matters. Without limiting the generality of the provisions of Section 8.2, Purchaser specifically acknowledges and agrees as follows:

(a) Except as expressly set forth in this Agreement, neither Seller nor any other person, including without limitation any partner, member, manager, shareholder, employee, agent, broker, attorney or other person representing or acting or purporting to represent or act on behalf of Seller, has made any representation or warranty of any kind of nature concerning (a) any environmental condition existing at the Property, (b) Seller’s or the Property’s compliance with any law, including environmental law and all associated regulations; and (c) any environmental offsite condition associated with the Property;

(b) Purchaser has reviewed a copy of the report entitled “Phase I Environmental Site Assessment, Sun Microsystems, Inc. Property, 1 Network Drive, Burlington, Massachusetts” dated June 15, 2007, Prepared by Sleeman Hanley & DiNitto, Inc. For NetView Investments LLC (the “Environmental Report”), and all of the studies, reports and other materials referred to therein (the matters stated therein being referred to as the “Environmental Disclosed Matters”);

(c) Except as expressly set forth in this Agreement, Purchaser shall take title to the Property subject to any and all environmental conditions or liabilities thereat or otherwise associated with the Property existing as of the date of the Effective Date, whether known or unknown, disclosed or undisclosed, including, without limitation, the Environmental Disclosed Matters (any of the foregoing described in this clause (c) being referred to as “Environmental Conditions”). If on or prior to the Closing Date there is any discharge, release, or spillage of any Hazardous Materials (as defined below) on, under, in, from, above, or about the Real Property, not caused by Purchaser or its agents the cost of which to remediate in accordance with all applicable laws is at least $100,000 as reasonably determined by Seller’s environmental consultant, or any governmental authority determines that the Real Property is in violation of any environmental laws (each a “Major Environmental Event”), either Purchaser or Seller (upon notice to the other party given no later than the earlier to occur of the Closing Date or five (5) days after Seller notifies the Purchaser as to the occurrence of any Major Environmental Event) shall have the right to terminate this Agreement whereupon the Deposit plus any accrued interest shall be returned to Purchaser and the parties shall thereafter have no further liabilities, rights or obligations pursuant to this Agreement except those which expressly survive termination of this Agreement. In the event that a Major Environmental Event occurs and neither party elects to terminate this Agreement as provided in the immediately preceding sentence, then Seller shall give Purchaser a credit against the Purchase Price on the Closing Date in an amount equal to one hundred fifty percent (150%) of the amount required to remediate the Major Environmental Event (as reasonably determined by Seller’s environmental consultant) in accordance with all applicable laws, and Purchaser shall be obligated to remediate such Major Environmental Event at its sole cost and expense and Seller shall have no further liability or obligation with respect thereto. In the event that there is any discharge, release or spillage of any Hazardous Materials on, under, in, from, above or about the Real Property not caused by Purchaser or its agents the cost of which to remediate in accordance with applicable laws is less than $100,000 (a “Minor Environmental Event”) neither party shall have the right to terminate this Agreement and Seller shall give Purchaser a credit against the Purchase Price on the Closing Date in an amount equal to one hundred fifty percent (150%) of the amount required to remediate the Minor Environmental Event (as reasonably determined by Seller’s environmental consultant) in accordance with all applicable laws, and Purchaser shall be obligated to remediate such Minor Environmental Event at its sole cost and expense and Seller shall have no further liability or obligation with respect thereto. Notwithstanding anything to the contrary provided in this Agreement, in no event shall Purchaser have any obligation to remediate any Hazardous Materials on any property except for the Lot. Seller shall notify Purchaser of any Major Environmental Event or Minor Environmental Event on or before the earlier to occur of (a) three (3) days of Seller’s obtaining knowledge of any Major Environmental Event or Minor Environmental Event, or (b) the Closing Date.

(d) Without limiting any provision in this Agreement, effective as of the Closing Date, Purchaser, for itself and any of its successors and assigns and their affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against, Seller or any Seller Exculpated Parties (as hereinafter defined) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses. injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental authority), including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with the Property (including any past or present operations thereon) or any portion thereof including, without limitation, the Environmental Conditions, or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials (as hereinafter defined) on, under, in, from, above or about the Property; provided, however, that Purchaser does not waive its rights, if any, to recover from, or release or discharge or covenant not to bring any action against Seller for (i) any act that constitutes fraud, or (ii) any breach of the representations or warranties set forth in this Agreement, subject to the limitations and conditions provided in this Agreement (including, without limitation, Sections 7.5 and 7.6 hereof). For purposes of this Agreement, the term “Hazardous Materials” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) and any judicial or administrative order or judgment, in each case relating to the protection of human health, safety, natural resources and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) “hazardous waste” in the federal Resource Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Compensation and Liability Act; (C) “pollutants” in the federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; (E) “oil or hazardous materials” in the laws or regulations of any state; (F) radon; (G) asbestos and/or asbestos containing materials; (H) lead paint; and (I) urea formaldehyde; and

(e) At the Closing Seller shall assign to Purchaser so much of Seller’s right, title and interest which Seller may have in that certain Environmental Indemnity Agreement between Lockheed Martin Corporation and Sun Microsystems, Inc. dated August 1997 (the “Environmental Indemnity Agreement”) as it relates to the Real Property. Purchaser shall accept and agree to perform all of the terms, covenants and conditions of the Environmental Indemnity as it relates to the Real Property from and after the Closing Date and shall indemnity, defend and hold harmless Seller from any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations under or with respect to the Environmental Indemnity Agreement that arises or occurs from and after the Closing Date with respect to the Real Property. Seller shall indemnify, defend and hold harmless Purchaser from any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations under or with respect to the Environmental Indemnity Agreement for the time period during which Seller owned the Real Property until the Closing Date.

8.4 Survival. The provisions of this Section 8 shall survive the Closing.

9. Closing Costs and Expenses.

9.1 Seller’s Costs and Expenses.  Seller shall pay, in addition to its apportionments, (i) the cost of its legal counsel; (ii) one-half (½) of any escrow fees incurred to the Title Company, (iii) the cost of recording the Final Plan and any title clearing documents; (iv) all applicable documentary stamps payable in connection with the recording of the deed for the Real Property; (v) all costs associated with the Final Plan; and (vi) other costs and expenses which are customarily borne by a seller of commercial property in Boston, Massachusetts.

9.2 Purchaser’s Costs and Expenses. Purchaser shall pay, in addition to its apportionments, (i) the cost of its legal counsel, accountants, engineers, architects, and advisors; (ii) the premium for any title commitment obtained by Purchaser and the title insurance and endorsements issued pursuant thereto; (iii) the cost of recording the deed as well as any other of Seller’s Deliveries which are to be recorded; (iv) the costs of municipal lien certificates, (v) one-half (½) of any escrow fees incurred to the Title Company; and (vii) any other costs and expenses which are customarily borne by a purchaser of commercial property in Boston, Massachusetts.

10. Notices.

All notices, demands, consents, requests, or other communications provided for or permitted to be given hereunder by a party hereto must be in writing and shall be deemed to have been properly given or served (i) upon the personal delivery thereof, via courier delivery service or otherwise, (ii) upon the date of delivery by facsimile electronic transmission, as confirmed by electronic answerback, provided that such facsimile is sent on a Business Day prior to 5:00 p.m. of the recipient’s local time, and a confirmation copy is sent via another manner set forth in this Section 10, (iii) the next Business Day following deposit with a nationally recognized overnight air-freight or courier service such as Federal Express, or (iv) three (3) Business Days following deposit thereof in the United States mail, certified mail (return receipt requested), provided such notices shall be addressed or delivered to the parties at their respective addresses or facsimile telephone numbers set forth below in this Section 10. Copies of all notices delivered hereunder shall also be delivered in the same manner to counsel for the parties hereto.

10.1 If to Seller:

NetView 7, 8 and 10 LLC
c/o Nordblom Development Company, Inc.
Attn: Mr. Peter C. Nordblom
15 Third Avenue
Burlington, Massachusetts 01803
Telephone: (617) 272-4294
Facsimile: (617) 270-0359

With an additional copy to:

Rubin and Rudman LLP
Attn: Paula M. Devereaux, Esquire
50 Rowes Wharf
Boston, Massachusetts 02110
Telephone: (617) 330-7000
Facsimile: (617) 330-7550

10.2 If to Purchaser:

Palomar Medical Technologies, Inc.
Attn: Louis P. Valente, Executive Chairman
82 Cambridge Street
Burlington, MA 01803
Telephone: (781) 993-2300
Facsimile: (781) 993-2377

With an additional copy to:

Palomar Medical Technologies, Inc.
Attn: Patricia Davis, General Counsel
82 Cambridge Street
Burlington, MA 01803
Telephone: (781) 993-2468
Facsimile: (781) 993-2377

With an additional copy to:

Riemer & Braunstein LLP
Attn: Robert C. Buckley, Esquire
7 New England Executive Park
Burlington, Massachusetts 01803
Telephone:  (617) 880-3537
Facsimile: (617) 692-3537

Any such addresses or facsimile telephone numbers for the giving of notices may be changed by either party by giving written notice as provided above to the other party. Notice given by counsel to a party shall be effective as notice from such party.

11. Governing Law.

This Agreement and the documents to be executed and delivered by the parties in connection with the transactions set forth herein shall be construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of laws. This Agreement is executed as a sealed instrument under Massachusetts law.

12. No Recording.

The parties hereto agree that neither this Agreement nor any memorandum of notice hereof shall be recorded. A violation of this Section 12 shall constitute a default hereunder. In the event that either party hereto records this Agreement or any evidence or memorandum of it, the other party shall have the right on behalf of the recording party to execute and record a termination of the same, and each party hereby grants to the other an irrevocable power of attorney for the limited purpose thereof.

13. Default.

13.1 By Seller; Purchaser’s Remedies. If Seller is unable to deliver title or make conveyance of the Property on the Closing Date as required hereunder, or if on the Closing Date the Property does not conform with the provisions of this Agreement, or in the event of a default by Seller hereunder, the Purchaser, may at its election as its sole remedy (a) upon notice to Seller not more than thirty (30) days after Purchaser becomes aware of such default, and provided an action is filed by the earlier of (i) thirty (30) days thereafter, or (ii) thirty (30) days after the scheduled Closing Date, seek specific performance of this Agreement, in a court of competent jurisdiction, or (b) terminate this Agreement and receive back the Deposit plus any accrued interest, and upon such termination the parties shall thereafter have no further liabilities, rights or obligations pursuant to this Agreement except those which expressly survive termination of this Agreement, or (c) elect to accept such title as Seller can deliver to the Property in its then condition and pay the Purchase Price subject to adjustment as contemplated by this Agreement. If Purchaser elects to terminate this Agreement pursuant to this Section, Seller shall reimburse Purchaser for Purchaser’s out-of-pocket costs incurred in connection with this Agreement in an amount not to exceed $300,000.00 (the “Cost Reimbursement Amount”), in which event Seller shall pay the Cost Reimbursement Amount to Purchaser within seven (7) days of Purchaser’s written request therefor. The parties agree that Purchaser’s actual damages would be difficult or impossible to determine if Seller defaults and the ownership of the Property has a unique value to Purchaser which is not adequately capable of being compensated through the payment of damages. Therefore, it is specifically acknowledged and agreed that Purchaser shall be entitled to the remedy of specific performance in connection with any such default, in the event Purchaser elects to pursue such remedy as herein provided.

Notwithstanding the foregoing, Seller’s failure to Obtain the Approvals and/or the Subdivision Approvals on or before the Closing Date shall not be considered a default of Seller hereunder and shall be governed by the provisions of Section 19.4 of this Agreement.

13.2 By Purchaser; Seller’s Remedies. In the event of a default by Purchaser under this Agreement at or prior to the Closing Date, the sole and exclusive remedy of Seller shall be to terminate this Agreement, in which event Seller may retain the Deposit plus any accrued interest as liquidated damages (and not as a penalty), and the parties shall thereafter have no further liabilities, rights or obligations pursuant to this Agreement except those which expressly survive termination of this Agreement. Purchaser and Seller have considered carefully the loss to Seller if Purchaser fails to consummate the purchase and sale contemplated herein, for any reason other than Seller’s default hereunder or the failure of a condition precedent to Purchaser’s obligation to close hereunder, occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the sum of the Deposit plus such accrued interest. The parties agree that it would be extremely difficult or impossible to ascertain the actual damages which would be suffered by Seller if Purchaser fails to perform its obligations under this Agreement, and that the Deposit plus such interest is the best estimate of the amount of damages Seller would suffer.

13.3 Notice of Default. In the event of a default by either party as described in Sections 13.1 and 13.2 (the “defaulting party”) then, notwithstanding anything to the contrary contained herein, the non-defaulting party shall not exercise its rights upon default until the non-defaulting party has given notice of the default to the defaulting party and five (5) days have passed after such notice without the defaulting party having cured the default; provided, however, that the foregoing shall not in any event apply to a default in an obligation of either party required to be performed by no later than at the Closing.

13.4 Post Closing Matters. The limitation upon remedies provided in Sections 13.1 and 13.2 shall not limit the rights or obligations of the parties with respect to any obligations which expressly survive the termination of this Agreement or the Closing, with respect to which Seller and Purchaser shall, subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 7.5 and Section 7.6, have such rights and remedies as are available at law or in equity, except that, neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

14. Taking.

14.1 Taking. If, prior to the Closing Date any part of the Real Property shall be taken by exercise of the power of eminent domain or Seller receives notice that such a taking shall take place (a “Taking”), then Seller shall promptly notify Purchaser of such fact (a “Taking Notice”).

(a) In the case of a Taking other than a Material Taking, as hereinafter defined, this Agreement shall continue in full force and effect and there shall be no abatement of the Purchase Price. Seller shall be relieved, however, of its duty to convey title to the portion of the Real Property so taken, but Seller shall, on the Closing Date, assign to Purchaser all rights and claims to any awards arising therefrom as well as any money theretofore received by Seller on account thereof, net of any expenses actually incurred by Seller, including attorneys’ fees, in collecting the same.

(b) In the case of a Taking which includes more than five percent (5%) of the Lot, reduces the area of the Building below 180,000 gross square feet, reduces by at least five percent (5%) the number of parking spaces in the Proposed Project, or otherwise reduces or materially interferes with the use of the Real Property for the Proposed Project (each a “Material Taking”), Purchaser shall have the right to terminate this Agreement by delivering notice of such termination to Seller on or before the earlier of the Closing Date or the date twenty (20) days after it receives the Taking Notice. In the event that Purchaser fails to exercise such termination right within such twenty (20) day (or shorter) period, Purchaser shall be deemed to have waived such termination right, in which event the provisions of Section 14.1(a) shall apply to such Taking. In the event that Purchaser delivers a notice of termination as aforesaid, then this Agreement shall terminate, the Title Company shall refund the Deposit plus any accrued interest to Purchaser, whereupon neither party shall have any further liabilities, rights or obligations under this Agreement except for those which expressly survive the termination of this Agreement. Notwithstanding the foregoing, in the event that a Taking occurs which prohibits the Improvements and/or the Proposed Project from being constructed, maintained, and used on the Lot, the Purchaser shall be deemed to have duly delivered a notice of termination of this Agreement as required hereunder, in the absence of a contrary notice from the Purchaser on or before the earlier of the Closing Date or the date that is ten (10) days after it receives the Taking Notice.

15. No Option.

The submission of this Agreement to Purchaser shall not be construed to vest in Purchaser an option to purchase or any reservation of the Property. Purchaser shall have no right or interest hereunder until such time as this Agreement has been fully executed and delivered by both Seller and Purchaser.

16. Successors and Assigns.

The provisions hereof shall inure to the benefit of, and shall be binding upon, the heirs, executors, administrators, successors and assigns of the respective parties, including without limitation any one or more single purpose entities formed by Seller with respect to the Property, provided, however, Purchaser may not assign this Agreement or any of Purchaser’s rights, obligations or liabilities hereunder without the prior written consent of Seller; provided, further, however, Purchaser may (without the consent of Seller) assign this Agreement to a Permitted Assignee (as hereinafter defined), provided that (i) Purchaser provides Seller with the name, signature block, address, federal taxpayer identification number and other information pertaining to the proposed Permitted Assignee reasonably requested by Seller not later than two (2) Business Days prior to the Closing Date (and confirms such information at the Closing, with substantiating documentation to Seller including providing Seller with a certified copy of the organizational documents of such assignee) reasonably acceptable to Seller, (ii) such Permitted Assignee assumes all of the obligations of Purchaser under this Agreement pursuant to an assignment and assumption agreement in form reasonably acceptable to Seller, (iii) no assignment of this Agreement to a Permitted Assignee shall relieve Purchaser from any of its obligations or liabilities hereunder, and (iv) no such assignment shall have the effect of delaying the Closing in any respect. As used herein, a “Permitted Assignee” shall mean a corporation, partnership or limited liability company which is, directly or indirectly, an affiliate of Purchaser. A Change of Control (as hereinafter defined) of Purchaser shall constitute an assignment of this Agreement for purposes of this Section 16. As used herein, a “Change of Control” shall mean any direct or indirect change in the composition of Purchaser that would cause Purchaser to be a Prohibited Assignee (as hereinafter defined). Any assignment of this Agreement in contravention of this Section 16 shall be considered null, void and of no effect. In the case of any assignment by either party permitted hereunder, the representation and warranty made by Seller in Section 7.1(e) hereof or by Purchaser in Section 7.2(a) hereof, as the case may be, shall be remade at Closing with respect to Seller or Purchaser named herein and shall also be made at Closing with respect to the assignee, with appropriate adjustment to reflect the entity form and state of creation of such assignee. Notwithstanding anything herein to the contrary in no event shall a Permitted Assignee include any of the following companies or entities: Cisco, EMC, Hewlett Packard, Microsoft, Red Hat, Dell, Google, IBM, Network Appliance, VMWare, Yahoo (each a “Prohibited Assignee”) and Seller may in its sole discretion refuse to approve any assignment to a Prohibited Assignee.

17. Further Assurances.

Seller and Purchaser each agree to execute any and all documents and take such further actions as may be reasonably necessary to effectuate the purposes of this Agreement.

18. Non-Liability.

Notwithstanding anything to the contrary contained in this Agreement, (a) none of the direct or indirect trustees, beneficiaries, directors, officers, employees, shareholders, members, managers, partners or agents of Seller nor any other person, partnership, limited liability company, corporation or trust, as principal of Seller, whether disclosed or undisclosed (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against any Seller Exculpated Party, and (b) none of the direct or indirect trustees, beneficiaries, directors, officers, employees, shareholders, members, managers, partners or agents of Purchaser or any Permitted Assignee, nor any other person, partnership, limited liability company, corporation or trust, as principal of Purchaser or Permitted Assignee, whether disclosed or undisclosed (collectively, the “Purchaser Exculpated Parties”) shall have any personal obligation or liability hereunder, and Seller shall not seek to assert any claim or enforce any of its rights hereunder against any Purchaser Exculpated Party.

19. Proposed Project

19.1 Division of Lot 4. Seller will subdivide Lot 4 in order to create the boundaries of the Lot in accordance with the requirements of Massachusetts General Laws, Chapter 41 and the subdivision regulations of the Town of Burlington (and all other applicable law), and in accordance with the Approvals for the Proposed Project pursuant to the provisions of Sections 19.2 and 19.4 below (collectively, the “Subdivision Approvals”). The draft definitive subdivision plan with respect to Lot 4 and the Lot is attached hereto as Exhibit P (the “Definitive Subdivision Plan”) which Definitive Subdivision Plan the Seller filed with the Burlington Planning Board on July 3, 2008. Any modifications to the Site Plan or the Definitive Subdivision Plan required in connection with the Subdivision Approvals shall require Purchaser’s consent, such consent not to be unreasonably withheld or delayed provided such modifications are reasonably consistent with the Site Plan and will not interfere with the development of the Proposed Project. Upon obtaining the final endorsement of the Planning Board on the final, definitive subdivision plan (the “Final Plan”), Seller shall submit a copy of the Final Plan to Purchaser, and the Final Plan shall replace the Site Plan attached hereto as Exhibit A, and the Real Property shall be conveyed by reference to the Final Plan. Seller shall record the Final Plan on the Closing Date, and Seller shall be responsible for payment of all costs in connection with the Subdivision Approvals and obtaining the Final Plan.

19.2 Proposed Project. Seller and Purchaser shall jointly seek the approvals listed on Exhibit I, all of which shall be vested in Seller and/or Purchaser as set forth on said Exhibit I (and the Seller’s interest therein shall be freely assignable and assumable by the Purchaser and/or any Permitted Assignee) (collectively, the “Approvals”), to construct on the Lot a no greater than 180,000 gross square feet, three (3) story, building (the “Building”) with no greater than 594 parking spaces (at a ratio of 3.3 spaces per 1,000 square feet of gross building area) and with all associated infrastructure such as drainage, landscaping, water, sewer (provided that the Building shall not be entitled to utilize a sewer flow rate of more than 12,000 gallons per day in the aggregate) and utilities for the Lot and the Building (collectively with the Building, the “Improvements”) to be used for the Anticipated Use (as defined below). The Approvals to be Obtained (as defined below) shall allow for the Purchaser’s initial construction and occupancy of (a) at least 132,000 gross square feet of the Building, (b) at least 436 parking spaces on the Lot, and (c) all associated infrastructure such as drainage, landscaping, water, sewer and utilities (the “Initial Phase”), subject to the Purchaser’s right (at any time and subject to no additional municipal, state, or federal approvals except for a notice filing to the Town of Burlington Planning Board) to expand the Building and parking spaces on the Lot so that the Building will contain not more than 180,000 gross square feet and the Improvements will include a total of not more than 594 parking spaces (and subject to the sewer flow rate set forth above) (the “Expansion”). All such parking spaces shall be subject to the exclusive use of Purchaser and its employees, invitees, agents, and representatives. The Initial Phase, the Expansion, and all associated infrastructure such as drainage, landscaping, water, sewer and utilities are referred to herein collectively as the “Proposed Project.” The Proposed Project shall include the construction by Purchaser as part of the Initial Phase of a parking lot to contain 75 vehicle parking spaces in the area shown on the Agreed Design Plans (as hereinafter defined) as “Relocated Parking Allocation” for use by the owners, tenants and occupants of the Master Property as set forth in the Park Covenants (the “Off-Site Parking Obligation”). Purchaser shall be responsible for the design of the Building and the layout of the parking spaces on the Lot and Seller makes no representation or warranty concerning the number of parking spaces that can be constructed within the Lot. Seller shall be responsible for the design and layout of the parking spaces for the Off-Site Parking Obligation.

The Proposed Project shall be developed and constructed as an office, light manufacturing, and research and development building with accessory clinical trials and accessory distribution (the “Anticipated Use”), in a first class manner, consistent with a first-class corporate headquarters office environment and the Proposed Project shall at all times be consistent with and complimentary with the existing improvements on the Master Property (as defined below) (the “Development Covenant”). The Development Covenant is referenced in that certain Notice of Lease, Right of First Offer to Lease, and Right of First Offer to Purchase dated June 27, 2007 by and between NetView Investments LLC, as Landlord, and Sun Microsystems, Inc., as Tenant, and recorded with the Registry in Book 49683, Page 52. The construction of the Proposed Project substantially in accordance with the Agreed Design Plans (as defined below), as the same may be modified in accordance with Section 19.3 of this Agreement, shall be deemed compliance with the Development Covenant. This provision shall survive the Closing.

On or before the issuance of a building permit to Purchaser, Seller shall, at its sole cost and expense, procure the permits and approvals set forth on Exhibit O attached hereto (the “Seller’s Permits”). The Seller’s Permits shall not be subject to any conditions or requirements which are not acceptable to Purchaser in its reasonable discretion This provision shall survive the Closing.

Purchaser shall be responsible for procuring, at its sole cost and expense, any permits and approvals with respect to the Proposed Project not set forth on Exhibit I or Exhibit O attached hereto, including, without limitation, (a) any diesel tank storage license from the Burlington Fire Department, (b) any earth removal permit from the Burlington Board of Selectmen, and (c) any license from the Burlington Board of Health with respect to any cafeteria to be located within the Building.

19.3 Design Approval. Purchaser intends to enter into (i) a contract with Spagnolo Gisness & Associates, Inc. (the “Project Architect”), to design the Initial Phase, and (ii) a contract with Vanasse Hangen Brustlin, Inc. (the “Project Engineer”) to design the infrastructure and site plans for the Initial Phase. Purchaser shall have the right to terminate the engagement of the Project Architect and the Project Engineer and engage a different architect to design the Initial Phase and a different engineer to design the site and infrastructure for the Initial Phase, subject to Seller’s consent, not to be unreasonably withheld. Purchaser and Seller hereby approve the design documents attached hereto as Exhibit J (the “Agreed Design Plans”).

In the event that, during the permitting process and prior to Closing, Purchaser desires to make changes to the Agreed Design Plans, Seller shall either approve or disapprove of such proposed changes within ten (10) days of Seller’s receipt of Purchaser’s request therefor, and in the event of any disapproval by Seller, Seller will provide Purchaser with a summary of the reasons for disapproval, provided that Seller shall have no right to disapprove any of Purchaser’s requested changes to the Agreed Design Plans unless the same (a) affect the exterior design of the Building, and (b) are materially inconsistent with the Agreed Design Plans. If necessary, Purchaser will cause the Agreed Design Plans to be modified in accordance with Seller’s reasonable requests in response to Purchaser’s proposed changes thereto, and will resubmit such revised Agreed Design Plans to Seller for its approval. Seller’s approval of Purchaser’s requests for such changes to the Agreed Design Plans shall not be unreasonably withheld or delayed. At the Closing, Seller shall cause the Property Manager and the Majority Lot Owner (as defined in the Park Covenants) to deliver to Purchaser a recordable certificate of compliance with respect to the final plans for the Proposed Project in accordance with the Park Covenants (the “Design Certificate”).

Purchaser shall be responsible for paying the fees of the Project Architect, the Project Engineer and the costs of any architectural, engineering, and civil/geotech incurred for the completion of the Agreed Design Plans in accordance with written agreements between Purchaser and each of the Project Architect and the Project Engineer (collectively, the “Design Costs”). Seller shall be responsible for all costs incurred by Seller in connection with its review of the design drawings but shall have no responsibility for the payment of the Design Costs.

19.4 Approval Period. Seller shall file, pursue and obtain from the applicable governmental agencies the Approvals in accordance with Section 19.2 of this Agreement. On June 4, 2008 Seller filed the application for the Site Plan Special Permit with the Burlington Planning Board. Seller shall use diligent efforts to file all other applications for the other Approvals by the deadlines noted on Exhibit I and shall use diligent efforts to Obtain the Approvals by October 4, 2008 (the “Approval Contingency Date”). Either Purchaser or Seller shall have the right to extend the Approval Contingency Date for one or more periods, but in no event more than sixty (60) days from the original Approval Contingency Date, upon written notice to the other party, which written notice (if given by Seller) shall be accompanied with a report of the status of the Approvals. In the event that Seller has not Obtained the Approvals on or before the Approval Contingency Date, as the same may have been extended, then Purchaser shall have the right to (a) terminate this Agreement by sending written notice to the Seller on the Approval Contingency Date, whereupon the Title Company shall be instructed to return the Deposit plus any accrued interest to Purchaser and this Agreement shall terminate and be null and void, except for those obligations that expressly survive the termination of this Agreement, (b) elect to waive the requirement for the Approvals to have been Obtained and proceed to Closing as provided herein, or (c) elect to extend the Approval Contingency Date for an additional thirty (30) day period during which Purchaser shall have the right to attempt to Obtain the outstanding Approvals, which period shall be extended for up to an additional thirty (30) day period if any such Approvals are the subject of any appeal. If Purchaser is unable to Obtain the Approvals after extending the Approval Contingency Date as provided in subsection (c) of the foregoing sentence, Purchaser shall elect to either terminate this Agreement, or waive the Approvals contingency in accordance with the terms of subsection (a) or (b), respectively, of the foregoing sentence. In addition to the payment of the Design Costs, Purchaser shall be responsible for the payment of all costs in connection with Obtaining the Approvals (the “Approval Costs”).

The Approvals shall be deemed to have been “Obtained” by Seller upon the expiration of any and all appeal period(s) after the granting of all of the Approvals if no appeal has been filed or if one or more appeals is filed, the date on which all such appeals have been dismissed and the Approvals upheld; provided, that the Approvals shall not be deemed to have been Obtained if the Approvals are subject to any conditions or requirements which are not acceptable to Purchaser in its reasonable discretion. Seller shall diligently challenge and prosecute any appeal of the Approvals at Purchaser’s expense both before and after the Closing, subject to the consent and approval of Purchaser in each instance.

19.5 Construction Management Agreement. Prior to Closing, Purchaser and Nordblom Development Company, a Massachusetts corporation (the “Development Agent”), shall enter into a Construction Management Agreement substantially in the form attached hereto as Exhibit K (the “Construction Management Agreement”). The Construction Management Agreement shall terminate automatically upon any termination of this Agreement. The Construction Management Agreement shall provide that the Development Agent shall oversee and manage the development process for the Initial Phase, and once the Approvals have been Obtained, shall oversee the construction of the Initial Phase. The Development Agent shall be entitled to a fee in the amount of three and one-half percent (3.5%) of the total design, permitting and construction costs for the Initial Phase as set forth on the Final Development Budget, as modified by any Purchaser Change Orders (the “Total Project Costs”). The preliminary Development Budget is attached to this Agreement as Exhibit L (the “Original Development Budget”). Prior to the Closing, the Seller, Purchaser and the Development Agent shall agree on the final Development Budget to be incorporated into the Construction Management Agreement (the “Final Development Budget”), which Final Development Budget will include all costs and expenses in connection with the construction of the Initial Phase. Any additional scope of work added to the Initial Phase and the Final Development Budget at the request of Purchaser or added to the Final Plans and Specifications at the request of Purchaser shall be deemed a “Purchaser Change Order.”

19.6 Construction Contract/Final Construction Drawings. On or before September 15, 2008, the building specifications and complete set of construction documents shall be finalized by Purchaser, the Development Agent, the Contractor and the Project Architect (the “Final Plans and Specifications”). The Final Plans and Specifications shall be substantially consistent with the Agreed Design Plans, as they may be modified pursuant to Section 19.3 above. On or before the Closing, Purchaser shall enter into a construction contract (the “Construction Contract”) for a guaranteed maximum price not to exceed $22,000,000 for the construction of the Initial Phase (the “Budgeted GMP”) with Erland Construction or another contractor of comparable quality and reputation reasonably acceptable to Seller (the “Contractor”). If Purchaser is unable to enter into the Construction Contract for a guaranteed maximum price of not more than ten percent (10%) above the Budgeted GMP for the construction of the Initial Phase, Purchaser may, at its option, elect to terminate this Agreement by delivery of written notice of termination to Seller, and upon such termination the Deposit shall be returned to Purchaser, and this Agreement shall terminate and be null and void, except for those obligations that expressly survive the termination of this Agreement. The guaranteed maximum price specified in the Construction Contract shall be referred to herein as the “Contract GMP.” Once Purchaser has commenced the construction of the Initial Phase, Purchaser shall be obligated to finish the construction of the Initial Phase in accordance with the Final Plans and Specifications, time being of the essence, and any delay or work stoppage in excess of ninety (90) days, other than for force majeure or causes not within Purchaser’s reasonable control, shall require the written approval of Seller. The provisions of this Section 19.6 shall survive the delivery of the deed.

19.7 Excess Costs Escrow Agreement. The sum of ten percent (10%) of the Purchase Price shall be withheld from the proceeds due Seller at the Closing and placed in an interest bearing escrow account (the “Escrow Account”) with the Title Company pursuant to an Escrow Agreement in the form attached hereto as Exhibit M (the “Excess Costs Escrow Agreement”). The Escrow Account shall be used to fund fifty percent (50%) of any Excess Costs (as hereinafter defined) of the Initial Phase, with the remaining fifty percent (50%) to be funded by Purchaser. “Excess Costs” shall mean the amount by which the Net GMP Amount (as defined in the Excess Costs Escrow Agreement) exceeds the Contract GMP. The funds in the Escrow Account shall be disbursed as provided for in the Excess Costs Escrow Agreement. The obligations of Seller to fund Excess Costs shall not exceed the amount in the Escrow Account.

19.8 Mutual Cooperation. Before submitting any application for the Approvals, Seller shall deliver a copy thereof to Purchaser for its approval, which approval shall not be unreasonably withheld, delayed, or conditioned and which shall be deemed to have been given unless Purchaser shall, within ten (10) days after delivery of such copy to Purchaser, deliver to Seller written notice that Purchaser disapproves such application, which notice shall set forth in reasonable detail the grounds for such disapproval. Forthwith after Purchaser approves or is deemed to have approved same Seller agrees to submit the applications for the Approvals to the permit granting authority and thereafter diligently to pursue the issuance of each such Approval. Purchaser shall be a joint applicant with Seller on all applications for the Approvals and shall thereafter diligently pursue the issuance of the Approvals with Seller. Purchaser agrees to cooperate in good faith with Seller in connection with Seller’s endeavors to Obtain the Approvals. Without limiting the general application of the foregoing, Purchaser agrees to execute such applications and other instruments as may be reasonably required for Seller to Obtain the Approvals within five (5) days of receipt of request therefor. Seller shall give Purchaser reasonable advance notice of any hearing by any permit granting authority with respect to each Approval and Purchaser shall attend with Seller all hearings and meetings with any permit granting authority, government entity or community groups. Purchaser shall have the right to approve all conditions set forth in the Approvals, which approval shall not be unreasonably withheld, conditioned or delayed.

If the Approvals issued reduce the gross square footage of the Proposed Project or the number of parking spaces for the Proposed Project as set forth in Section 19.2 by at least Five percent (5%), Purchaser may elect to terminate this Agreement by sending notice of termination to Seller prior to the Approval Contingency Date, whereupon this Agreement shall terminate, the Title Company shall refund the Deposit plus any accrued interest to Purchaser, and neither party shall have any further liabilities, rights or obligations under this Agreement except for those which expressly survive the termination of this Agreement. If Purchaser does not so elect to terminate this Agreement, or if the reduction in gross square foot footage or the number of parking spaces is less than five percent (5%), then the parties shall proceed to Closing and the Purchase Price shall be reduced as follows: (a) with respect to any decrease in the gross square footage of the Initial Phase of the Building below 132,000 gross square feet, the amount of $64.00 multiplied by the difference of 132,000 and the number of gross square feet allowed under the Approvals with respect to the Building, and (b) with respect to any decrease in the gross square footage of the Expansion below 48,000 gross square feet the amount of $50.00 multiplied by the difference of 48,000 and the number of gross square feet allowed under the Approvals with respect to the Expansion.

Nothing herein shall obligate Seller (i) to undertake any action or incur any liability with respect to the Approvals in the event that this Agreement terminates or is terminated; or (ii) except to the extent necessary to Obtain the Approvals and the Subdivision Approvals undertake any action or incur any liability with respect to property owned by Seller other than the Lot (the “Seller’s Remaining Property”) or any of the properties owned by NetView 1, 2, 3, 4 and 9 LLC and NetView 5 and 6 LLC (each a “Seller Affiliate” and the properties owned by a Seller Affiliate collectively with Seller’s Remaining Property, the “Master Property”). Purchaser acknowledges that Seller may undertake to obtain government approvals and permits necessary, convenient or appropriate for the development, construction and operation of the Master Property or any portion thereof and Purchaser agrees that it shall not directly or indirectly oppose, hinder, interfere with, or challenge efforts by Seller any Seller Affiliate or any tenant of Seller or Seller Affiliate in connection therewith provided that such approvals and permits do not materially adversely affect the Lot or the Proposed Project. In addition, Purchaser agrees that it shall not directly or indirectly oppose, hinder, interfere with, or challenge efforts by Nordblom Company or any tenant, affiliate of successor of Nordblom Company in connection with the redevelopment of Northwest Park, which is located adjacent to the Master Property, provided that such efforts do not materially adversely affect the Lot or the Proposed Project. The provisions of this Section 19.8 shall survive the Closing or any earlier termination of this Agreement.

19.9 Modifications to Approvals. The Deed shall contain the following restriction: “For a period of fifteen (15) years after the date of this Quitclaim Deed, Grantee shall not construct on the Granted Premises, and shall not seek permits to construct, a building or buildings in excess of the size of the building(s) permitted to be constructed on the Granted Premises pursuant to the special permit issued with respect to the Granted Premises as further described in the Town of Burlington Certificate of Decision on Special Permit Application dated ___________, and recorded with the Middlesex South District Registry of Deeds in Book _________, Page _____. The foregoing restriction may be amended with the written consent of Grantor (or its successors and assigns) and Grantee (or its successors and assigns) as evidenced by a written agreement signed by Grantor (or its successors and assigns) and Grantee (or its successors and assigns) and recorded with said Registry of Deeds.”

19.10 Park Covenants. Purchaser acknowledges that Seller and the owners of the Master Property shall enter into a certain reciprocal easement agreement substantially in the form attached hereto as Exhibit N, which shall establish business park-like covenants and easements for the Proposed Project and the Master Property, including without limitation shared use of internal roadways, sidewalks and parking areas, shared maintenance responsibilities, and cost-sharing mechanisms for shared utility, drainage and other services (the “Park Covenants”). Seller and each of the Seller Affiliates agree that Purchaser, and its employees, shall be entitled on the terms set forth herein to the full use and enjoyment of all amenities made available generally to other lessees and occupants of the Master Property, including, without limitation, if applicable, the right to use the cafeteria(s), and health/fitness center(s) located thereon. The use of such amenities shall be on terms generally applicable to other users of such amenities including, without limitation, the payment by Purchaser of any costs or fees charged by Seller and the Seller Affiliates for the use of such amenities on a pro-rata basis with such other users. Seller and the Seller Affiliates shall have the right to terminate Purchaser’s use of such amenities at any time in connection with any lease or sale of all or any portion of the Master Property. Purchaser shall cooperate with Seller and consent to any revisions of the Park Covenants requested by Seller in connection with the development of the Master Property provided that such revisions do not materially adversely affect the Lot or the Proposed Project. The provisions of this Section 19.10 shall survive the Closing.

Notwithstanding any other provision of this Agreement, prior to the Closing, the Seller shall record with the Registry an amendment to the Park Covenants (executed and acknowledged by all required parties thereto) providing that the Lot shall be exempt from the provisions of Section 2.2 of the Park Covenants.

20. Review Period

During the period beginning on the date of this Agreement and ending on the date that is forty-five (45) days thereafter (the “Review Period”), Purchaser at its sole cost and expense shall have the right to review the environmental and other due diligence matters related to the Property, including, without limitation, the construction and utility costs related to the Initial Phase. During the Review Period Purchaser, at its sole cost and expense, shall have the right to perform any and all investigations and due diligence with respect to the environmental condition of the Lot as determined by Purchaser in its sole discretion (including without limitation a Phase I Environmental Site Assessment), provided that (i) Purchaser shall obtain Seller’s consent prior to conducting any soil borings or groundwater drilling in the Lot, and (ii) Purchaser shall indemnify, defend and hold harmless Seller with respect to any and all liabilities (including reasonable attorneys’ expenses and fees), causes of action, suits, claims, demands or judgments that may be imposed upon, incurred by, or asserted against Seller caused by Purchaser and its agents conducting such environmental investigations, and (iii) Purchaser shall at its sole cost and expense restore the Lot substantially to its condition prior to such investigations. Prior to any entry onto the Property hereunder, Purchaser shall provide Seller with a certificate of insurance from Purchaser and/or each of its consultant(s) entering upon the Property in the amount of at least One Million and 00/100 Dollars ($1,000,000.00) on a primary and non-contributory basis in order to secure the indemnification provided for above, and worker’s compensation coverage. In addition, all such insurance shall waive subrogation against Seller and Seller shall be named an additional insured with respect to any such policies of insurance. In the event that Purchaser is not reasonably satisfied in its sole discretion with the results of such investigations and due diligence review, Purchaser may, at its option, upon notice to Seller prior to the expiration of the Review Period, terminate this Agreement, whereupon the Deposit shall be returned to the Purchaser, and this Agreement shall terminate and be null and void, except for those obligations that expressly survive the termination of this Agreement.

21. Miscellaneous.

21.1 Captions and Headings. The section headings and the arrangement of this Agreement are for the convenience of the parties hereto and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

21.2 Waiver. Notwithstanding anything to the contrary set forth herein, each of Seller and Purchaser reserves the right to waive any condition or contingency provided for its benefit in this Agreement. No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

21.3 Singular, Plural, Gender. Wherever herein the singular number is used the same shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa as the context shall require.

21.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile and shall be in full force and effect by the exchange of signatures by facsimile. If this Agreement is executed by the exchange of one or more signatures by facsimile, then as soon as reasonably practicable thereafter each party shall deliver to the other four (4) counterpart signature pages with the original signature of such party.

21.5 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified or terminated, except by an instrument executed by both parties hereto.

21.6 Exhibits. Each of the exhibits and schedules annexed to this Agreement constitute an integral part hereof.

21.7 Time. When the last day for the performance of any act permitted or required hereunder falls on any day which is not a Business Day in the City of Boston, Massachusetts, such act may be performed on the next Business Day in said city. Whenever an hour is specified on any day, such hour shall be in local time in the City of Boston, Massachusetts, as adjusted for daylight savings time when in effect. As used herein, the term “Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a national holiday, or (iii) a day on which banks are not required to be open for business within the Commonwealth of Massachusetts. Time is of the essence of the provisions of this Agreement.

21.8 Waiver of Jury Trial. PURCHASER AND SELLER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

21.9 Access. Seller hereby agrees that Purchaser shall have reasonable access to the Real Property from the date of this Agreement up to and including the Closing Date, provided that (i) Purchaser shall obtain Seller’s consent (not to be unreasonably withheld or delayed) prior to conducting any activities on the Real Property, and (ii) Purchaser shall indemnify, defend and hold harmless Seller with respect to any and all liabilities (including reasonable attorneys’ expenses and fees), causes of action, suits, claims, demands or judgments that may be imposed upon, incurred by, or asserted against Seller caused by Purchaser and its agents in connection with such access right hereunder, and (iii) Purchaser shall at its sole cost and expense restore the Real Property substantially to its condition prior to such investigations. Prior to any entry onto the Property hereunder, Purchaser shall provide Seller with a certificate of insurance from Purchaser and/or each of its consultant(s) entering upon the Property in the amount of at least One Million and 00/100 Dollars ($1,000,000.00) on a primary and non-contributory basis in order to secure the indemnification provided for above, and worker’s compensation coverage. In addition, all such insurance shall waive subrogation against Seller and Seller shall be named an additional insured with respect to any such policies of insurance.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SELLER:

NETVIEW 7, 8 AND 10 LLC

By: NetView Investments LLC, its Manager

By: NetView Holdings LLC, its Manager

By:  Nordblom Development Company,
Inc., its Manager

By: /s/ Peter C. Nordblom
Peter C. Nordblom, President

PURCHASER: PALOMAR MEDICAL TECHNOLOGIES, INC. By: /s/ Louis P. Valente Its Executive Chairman

The following parties execute this Agreement for the sole purpose of acknowledging the provisions of Section 19.10 of this Agreement.

NETVIEW 1, 2, 3, 4 AND 9 LLC

By: NetView Investments LLC, its Manager

By: NetView Holdings LLC, its Manager

By:  Nordblom Development Company,
Inc., its Manager

By: /s/ Peter C. Nordblom
Peter C. Nordblom, President

NETVIEW 5 AND 6 LLC

By: NetView Investments LLC, its Manager

By: NetView Holdings LLC, its Manager

By:  Nordblom Development Company,
Inc., its Manager

By: /s/ Peter C. Nordblom
Peter C. Nordblom, President

The following party executes this Agreement for the sole purpose of consenting to, and agreeing to be bound by, the provisions of Section 2.2 of this Agreement.

LAND AMERICA By: /s/ Anne N. Wilbur Anne N. Wilbur, duly authorized

List of Exhibits and Schedules

Exhibit A	Site Plan
Exhibit B	Intentionally Deleted
Exhibit C	Deed for Real Property
Exhibit D	General Instrument of Transfer
Exhibit E	Assignment and Assumption Agreement
Exhibit F	FIRTPA Affidavit Form
Exhibit G	Seller’s Closing Certificate
Exhibit H	Purchaser’s Closing Certificate
Exhibit I	Schedule of Approvals
Exhibit J	Agreed Design Plans
Exhibit K	Construction Management Agreement
Exhibit L	Original Development Budget
Exhibit M	Excess Costs Escrow Agreement
Exhibit N	Park Covenants
Exhibit O	Schedule of Seller’s Permits
Exhibit P	Definitive Subdivision Plan

EXHIBIT A

CONCEPTUAL SITE PLAN EXHIBIT

EXHIBIT B

INTENTIONALLY DELETED

EXHIBIT C

[NOTE: MAY NEED TO REVISE PURSUANT TO APPROVED SUBDIVISION PLAN]

RECORDING INFORMATION AREA

QUITCLAIM DEED
15 Network Drive, Burlington, Massachusetts

NetView 7, 8 and 10 LLC, a Delaware limited liability company having its principal place of business at 15 Third Avenue, Burlington, Massachusetts 01803 (“Grantor”), for and in consideration of Ten Million Six Hundred Eighty Thousand and 00/100 Dollars ($10,680,000.00), hereby GRANTS to Palomar Medical Technologies, Inc., a Delaware corporation, having its principal place of business at 82 Cambridge Street, Burlington, Massachusetts 01803 (“Grantee”), with QUITCLAIM COVENANTS, all that certain tract or parcel of land, located in Burlington, Middlesex County, Massachusetts, more particularly described on Exhibit A annexed hereto and incorporated herein by this reference (the “Granted Premises”).

The Granted Premises are conveyed subject to and with the benefit of all rights, easements, rights-of-way, agreements and restrictions of record, insofar as the same are in force and applicable.

The Granted Premises are also conveyed subject to the following restriction for the benefit of the remaining land owned by Grantor: For a period of fifteen (15) years after the date of this Quitclaim Deed, Grantee shall not construct on the Granted Premises, and shall not seek permits to construct, a building or building(s) in excess of the size of the building(s) permitted to be constructed on the Granted Premises pursuant to the special permit issued with respect to the Granted Premises as further described in the Town of Burlington Certificate of Decision on Special Permit Application dated ________, and recorded with the Middlesex South District Registry of Deeds in Book ____, Page ___. The foregoing restriction may be amended with the written consent of Grantor (or its successors and assigns) and Grantee (or its successors and assigns) as evidenced by a written agreement signed by Grantor (or its successors and assigns) and Grantee (or its successors and assigns) and recorded with said Registry of Deeds.

Being a portion of the property described in the Quitclaim Deed to Grantor dated June 27, 2007, recorded with said Registry of Deeds in Book 49683, Page 259.

IN WITNESS WHEREOF, the Grantor has executed this Quitclaim Deed under seal as of the ____ day of _______, 200_.

NETVIEW 7, 8 AND 10 LLC By: NetView Investments LLC, its Manager By: NetView Holdings LLC, its Manager By: Nordblom Development Company, Inc., its Manager By:_________________________ Name: Title:

COMMONWEALTH OF MASSACHUSETTS
Middlesex, ss.

On this ___ day of _________, 200_, before me, the undersigned notary public, personally appeared ________________, the ________________________, of Nordblom Development Company, Inc., as Manager of NetView Holdings LLC, in its capacity as Manager of NetView Investments LLC, the Manager of NetView 7, 8 and 10 LLC, , proved to me through satisfactory evidence of identity, being in this instance [personal knowledge of identity], and acknowledged to me that s/he signed the foregoing document voluntarily and for its stated purpose in the aforesaid capacity.

__________________________ Notary Public My Commission Expires

EXHIBIT A
TO QUITCLAIM DEED

That certain parcel of land located in Burlington, County of Middlesex, Commonwealth of Massachusetts, being [Lot 4A] as shown on that certain [Subdivision Plan] entitled, “____________________________” prepared by Vanasse Hangen Brustlin, Inc., Date Issued: ____________, Latest Issue: _______________, recorded with the Middlesex County (South District) Registry of Deeds herewith.

Said [Lot 4A] is particularly shown on Drawing Number ____, Sheet ___ of ____ (entitled “___________”) of such plan.

Together with and subject to the rights contained in that Grant of Easement from Sun Microsystems, Inc., to the Town of Burlington, for a perpetual easement to use Network Drive, as shown on Plan #495 of 1998, as a public way, dated May 5, 1998, recorded with said Deeds in Book 28562, Page 151.

Together with and subject to the rights contained in that Declaration of Covenants and Cross Access and Easement Agreement by and among NetView 1, 2, 3, 4 and 9 LLC, NetView 5 and 6 LLC, NetView 7, 8 and 10 LLC and Bank of America, N.A., dated July ____, 2008 and recorded with the Middlesex County (South District) Registry of Deeds in Book ___________, Page ________.

EXHIBIT D

GENERAL INSTRUMENT OF TRANSFER
15 Network Drive, Burlington, Massachusetts

This General Instrument of Transfer (this “Instrument”) is made as of the __ day of ________, 200_, by and between NetView 7, 8 and 10 LLC, a Delaware limited liability company having its principal place of business at 15 Third Avenue, Burlington, Massachusetts 01803 (“Assignor”), and Palomar Medical Technologies, Inc., a Delaware corporation, having its principal place of business at 82 Cambridge Street, Burlington, Massachusetts 01803 (“Assignee”).

In connection with the conveyance of certain property situated in Burlington, Middlesex County, Massachusetts, known as and located at 15 Network Drive, more particularly described on Schedule I attached hereto and made a part hereof (the “Property”), pursuant to that certain Purchase and Sale Agreement dated August ____, 2008 with respect to the Property by and between Assignor, as Seller, and Assignee, as Purchaser (the “Purchase Agreement”)and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, grants and conveys unto Assignee, all of Assignor’s right, title and interest in and to the following to the extent the same exist and apply to the Property and are transferable or assignable (collectively, the “Interests”):

1. All appurtenances and privileges belonging to the Property and the rights, benefits and privileges of owning and operating the same;

2. All rights, entitlements and/or approvals to develop the Property which have been or may hereafter be granted by governmental bodies having jurisdiction or authority over the Property, and any certificates evidencing compliance therewith;

3. All variances, conditional use permits, special permits, site plan approvals, subdivision approvals, design approvals, certificates, exceptions, rezonings, general plan amendments, parcel maps, development agreements, permits, licenses, applications, any other governmental approvals and consents relating to the Property, including, without limitation, the Approvals and the Subdivision Approvals as defined in the Purchase Agreement;

4. All guarantees, warranties, and indemnities giving rise to any rights or benefits of Assignor in respect of the Property and all claims and/or causes of action against contractors with respect to the Property or any part thereof or any buildings, structures or improvements thereon;

5. All bonds, licenses, applications, permits, plans, drawings, specifications, “as-built” plans and/or surveys, site plans, maps, and any other plans relating to the construction of the improvements on the Property, including, without limitation, the Site Plan, the Final Plan, the Agreed Design Plans, and the Final Plans and Specifications, as defined in the Purchase Agreement; and

6. All engineering, soils, ground water, structural and environmental reports and other technical descriptions and environmental reports, studies, reports and maintenance manuals concerning the Property.

Assignee hereby accepts the foregoing transfer from Assignor of the above-assigned Interests. Assignor hereby represents and warrants that it has full power, authority and legal right to sell, assign and transfer the Interests. All of the Interests transferred and assigned hereby are transferred and assigned on an “AS IS” basis, without any warranty or representation either express or implied except as set forth above. Assignee shall have no obligation to pay any consideration to any person(s) who or which created the Interests other than ongoing permit fees required to maintain any permits or approvals included in the Interests.

This Instrument shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns and shall be governed by the laws of the Commonwealth of Massachusetts.

This Instrument may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Instrument under seal as of the date first written above.

ASSIGNOR:

NETVIEW 7, 8 AND 10 LLC

By: NetView Investments LLC, its Manager

By: NetView Holdings LLC, its Manager

By:  Nordblom Development Company,
Inc., its Manager

By:_________________________
Name:
Title:

ASSIGNEE: PALOMAR MEDICAL TECHNOLOGIES, INC. By:___________________________________ Name: Title:

Schedule I

Property Description

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is executed by and between NetView 7, 8 and 10 LLC, a Delaware limited liability company having its principal place of business at 15 Third Avenue, Burlington, Massachusetts 01803 (“Assignor”), and Palomar Medical Technologies, Inc., a Delaware corporation, having its principal place of business at 82 Cambridge Street, Burlington, Massachusetts 01803 (“Assignee”).

Background

Assignor has this day conveyed to the Assignee certain property located in Burlington, Middlesex County, Massachusetts, more particularly described in Exhibit A hereto (the “Property”) and, in connection with the conveyance of the Property, Assignor and Assignee intend that Assignor’s right, title, interests, powers, and privileges in and under all matters stated herein related to the Property be assigned and transferred to Assignee.

Agreement

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Environmental Indemnity. Assignor hereby transfers to Assignee any and all right, title and interest which Assignor may have in that certain Environmental Indemnity Agreement between Lockheed Martin Corporation and Sun Microsystems, Inc. dated August, 1997 which was assigned by Sun Microsystems, Inc. to NetView Investments LLC (an affiliate of Assignor) and by NetView Investments LLC to Assignor by Assignment and Assumption Agreements dated on or about June 27, 2007 (“Environmental Indemnity”) as it relates to the Property, a full and complete copy of which is attached hereto as Exhibit B, it being expressly intended and understood that the right, title and interest which Assignor has in the Environmental Indemnity as it relates to other real property owned by Assignor and its affiliates and not part of the Property shall remain in Assignor, its affiliates and their respective successors and assigns. By executing this Assignment, Assignee hereby accepts and agrees to perform all of the terms, covenants and conditions of the Environmental Indemnity on the part of Assignor therein required to be performed, from and after the date hereof with respect to the Property, but not prior thereto. Assignee hereby (a) assumes all liabilities and obligations of Assignor under the Environmental Indemnity arising or accruing from and after the date hereof with respect to the Property, and (b) agrees to indemnify, defend and hold harmless Assignor from any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations under or with respect to the Environmental Indemnity arising or accruing from and after the date hereof with respect to the Property. Assignor agrees to indemnify, defend and hold harmless Assignee from any and all damages, losses, costs, claims, liabilities, expenses, demands and obligations under or with respect to the Environmental Indemnity for the time period during which Assignor owned the Property until the date hereof.

Successors and Assigns. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

Governing Law.  This Agreement shall be construed under and enforced in accordance with the laws of The Commonwealth of Massachusetts.

No Representations. This Agreement is made without any representation or warranty, express or implied, except for those representations and warranties, if any, expressly set forth in that Purchase and Sale Agreement between Assignor and Assignee dated as of August ____, 2008 (the “Agreement”), all of which are subject to all time, dollar and other limitations on Seller’s liability set forth in the Agreement.

Executed as a sealed Massachusetts agreement dated ________________, 200_

ASSIGNOR:

NETVIEW 7, 8 AND 10 LLC

By: NetView Investments LLC, its Manager

By: NetView Holdings LLC, its Manager

By:  Nordblom Development Company,
Inc., its Manager

By:_________________________
Name:
Title:

ASSIGNEE: PALOMAR MEDICAL TECHNOLOGIES, INC. By:___________________________________ Name: Title:

EXHIBIT F

NON-FOREIGN CERTIFICATE
15 Network Drive, Burlington, Massachusetts

Section 1445 of the Internal Revenue Code provides that a purchaser of a United States real estate interest must withhold tax if the seller is a foreign person. To inform Palomar Medical Technologies, Inc., a Delaware corporation, having its principal place of business at 82 Cambridge Street, Burlington, Massachusetts 01803 (“Purchaser”) that withholding of tax is not required upon the disposition of a United States real estate interest by NetView 7, 8 and 10 LLC, a Delaware limited liability company having its principal place of business at 15 Third Avenue, Burlington, Massachusetts 01803 (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

22. Seller is not a foreign person (as that term is defined in the Internal Revenue Code and Income Tax Regulations);

23. Seller’s United States employer identification number is _____________; and

24. Seller’s office address is _____________________________________________.

Seller understand that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Date: ______________, 200_

NETVIEW 7, 8 AND 10 LLC By: NetView Investments LLC, its Manager By: NetView Holdings LLC, its Manager By: Nordblom Development Company, Inc., its Manager By:_________________________ Name: Title:

EXHIBIT G

SELLER’S CLOSING CERTIFICATE
15 Network Drive, Burlington, Massachusetts

Reference is made to that certain Purchase and Sale Agreement dated as of August ____, 2008 (the “Sale Agreement”) by and between NetView 7, 8 and 10 LLC, a Delaware limited liability company having its principal place of business at 15 Third Avenue, Burlington, Massachusetts 01803 (“Seller”), and Palomar Medical Technologies, Inc., a Delaware corporation, having its principal place of business at 82 Cambridge Street, Burlington, Massachusetts 01803 (“Purchaser”). Capitalized terms used herein without definition which are defined in the Sale Agreement shall have the meanings ascribed to them therein.

Pursuant to and subject to the limitations set forth in Sections 7.3, 7.4, 7.5, and 7.6 of the Sale Agreement, Seller hereby certifies to Purchaser that the representations and warranties of Seller set forth in Section 6 and Section 7.1 of the Sale Agreement are true and correct at and as of the date hereof

Date: _____________, 200_

NETVIEW 7, 8 AND 10 LLC By: NetView Investments LLC, its Manager By: NetView Holdings LLC, its Manager By: Nordblom Development Company, Inc., its Manager By:_________________________ Name: Title:

EXHIBIT H

PURCHASER’S CLOSING CERTIFICATE
15 Network Drive, Burlington, Massachusetts

Reference is made to that certain Purchase and Sale Agreement dated as of August ___, 2008 (the “Sale Agreement”) by and between NetView 7, 8 and 10 LLC, a Delaware limited liability company having its principal place of business at 15 Third Avenue, Burlington, Massachusetts 01803 (“Seller”), and Palomar Medical Technologies, Inc., a Delaware corporation, having its principal place of business at 82 Cambridge Street, Burlington, Massachusetts 01803 (“Purchaser”). Capitalized terms used herein without definition which are defined in the Sale Agreement shall have the meanings ascribed to them therein.

Pursuant to and subject to the limitations set forth in Section 7.3, 7.4, and 7.5 of the Sale Agreement, Purchaser hereby certifies to Seller that all of the representations and warranties of Purchaser contained in Section 6 and Section 7.2 of the Sale Agreement are true and correct in all material respects as of the date hereof.

PALOMAR MEDICAL TECHNOLOGIES, INC. By:___________________________________ Name: Title:

Date: ____________, 200_

EXHIBIT I

SCHEDULE OF APPROVALS

(A)  Special Permit with Site Development and Use Plan Approval by the Town of Burlington Planning Board, permitting the development of the Proposed Project in two phases (the Initial Phase and the Expansion), to be vested jointly in Seller and Purchaser except as otherwise noted below (the “Site Plan Special Permit”), which includes:

(i) PD Special Permit under Section 12.1.5 of the Zoning By-Laws of the Town of Burlington and under Article IV of the Planned Development District Zoning Provisions (the “PD Provisions”), to be vested jointly in Seller and Purchaser.

(ii) Special Permit for “light manufacturing” use under Section 1.5.1 of Exhibit A of the PD Provisions, allowing the Purchaser to conduct the Anticipated Use on the Lot, to be vested solely in Purchaser.

(iii) Special Permit for “laboratories engaged in research experimental and testing activities” use under Section 1.5.2 of Exhibit A of the PD Provisions, allowing the Purchaser to conduct the Anticipated Use on the Lot, to be vested solely in Purchaser.

(iv) Special Permit for “hazardous and toxic materials/chemical use storage, transport, disposal or discharge” use under Section 1.5.4 of Exhibit A of the PD Provisions, allowing the Purchaser to conduct the Anticipated Use and store no less than 2,000 cubic feet of hydrogen in multiple interior storage tanks and no less than 2,000 liters of liquid nitrogen in an exterior storage tank on the Lot, to be vested solely in Purchaser.

(B) Abbreviated Notice of Resource Area Delineation from the Town of Burlington Conservation Commission allowing for the development of the Proposed Project, to be vested jointly in Seller and Purchaser. Seller shall file such application on or before September 30, 2008.

(C) Administrative approval from the Burlington Town Engineer with respect to the sewer allocation and infrastructure (as necessary) in connection with the Proposed Project, to be vested solely in Purchaser. Seller shall apply for such administrative approval within five (5) days after the issuance of the Site Plan Special Permit.

(D) Erosion and Sedimentation Control Permit (under Article 14, Section 6 of the Burlington General By-Laws) from the Burlington Conservation Commission or the Burlington Planning Board allowing for the development of the Proposed Project, to be vested solely in Purchaser. Seller filed the application for the Erosion and Sedimentation Control Permit on June 27, 2008.

END OF SCHEDULE

EXHIBIT J

AGREED DESIGN PLANS

The final site plans approved by the Planning Board in the Site Plan Special Permit Decision.

Four sheets entitled “Design Plans Elevations” attached hereto.

EXHIBIT K

CONSTRUCTION MANAGEMENT AGREEMENT

EXHIBIT L

ORIGINAL DEVELOPMENT BUDGET

EXHIBIT M

EXCESS COSTS ESCROW AGREEMENT

EXHIBIT N

PARK COVENANTS

EXHIBIT O

SCHEDULE OF SELLER’S PERMITS

(A) Signal Permit(s)from the Town of Burlington to convert the existing signal located at the driveway from Network Drive to the Lot to a fully operational signal.

END OF SCHEDULE

EXHIBIT P

DEFINITIVE SUBDIVISION PLAN